Exhibit 99.2

Pixelworks, Inc. Q2 2014 Conference Call
July 31, 2014

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the second quarter ended June 30, 2014.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, July 31, 2014, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our second quarter financial results, and then provide our outlook for the third quarter of 2014.

Bruce Walicek, CEO

Thanks Steve. Good afternoon everyone and thanks for joining us today.

Q2 2014 Results

•	Q2 2014 was another outstanding quarter of growth, as revenues of $15.2M were up 59% year over year, driven by accelerating growth in our product business, which grew 42% sequentially.

•	All other metrics were solidly within the range of guidance, and we generated positive EBITDA and cash flow from operations for the quarter.

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The strong start to 2014 continued in Q2, as overall book to bill was significantly greater than one, with bookings at their highest level since 2009, reflective of good visibility going into Q3, driven by strong product demand, and the continuation of a strengthening overall environment at our customers.

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During the quarter we hit a number of key milestones but most importantly, at Computex in June, we introduced and delivered silicon samples of our first device in a family of mobile video processors, code named Iris.

•	Iris is the industry’s first mobile video processor designed to bring the cinematic experience of large screens to mobile screens while enhancing system performance and lowering power consumption.

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It represents the culmination of several years of work to leverage Pixelworks' technology and expertise in large screen applications to create the best video quality in mobile screens and positions the Company to address a large market opportunity and ride the explosive 3rd wave of video, as resolutions and video consumption rise across all screens, increasing the importance of advanced video processing.

Mobile

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Historically, the level of dedicated video processing found in Iris, has only been applied to large screens, but we believe the time has come to apply this technology to all displays and Iris is seeing tremendous interest as companies begin to recognize the importance of video to the differentiation of their products.

•	By re-targeting our display processing and MEMC technologies for low power mobile devices, Pixelworks was able to produce this mobile video quality breakthrough.

•	Iris also offers several important system advancements that improve the overall mobile viewing experience.

•	Iris not only optimizes all aspects of the display that affect video quality, but it also incorporates contrast management and back light control for optimal viewing in any lighting condition.

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Additionally, Iris works at the system level, improving battery life and freeing up valuable system resources, allowing designers to significantly reduce overall system power, improve performance, and enhance image quality to create the optimal viewing experience.

Trends

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Each quarter that goes by reinforces our thesis of the growing importance of video processing driven by the explosive growth in mobile video, as the industry is beginning to recognize the need for video quality in mobile devices.

•	Video consumption on mobile devices is growing rapidly as consumers increasingly view their favorite content on their laptop, UltrabookTM, tablet, or smartphone, and bypass the traditional TV screen.

•	Recent studies confirm this trend, as changing patterns of viewing content drive explosive growth in mobile video.

•	Daily time spent on mobile devices is now outpacing TV in the U.S. for the first time and shifting demographics increasingly favor video consumption on mobile devices as well.

•	A recent study by Rhythm Media noted that 72% of their overall audience watched video on a smart phone and 62% on a tablet, with 90% of Millenials viewing video on a smartphone and 77% on a tablet.

•	Cisco’s Visual Networking Index Forecast points to explosive growth in mobile video in the coming years.

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It notes that video is rapidly becoming the Internet’s “killer app” with video traffic predicted to leap to more than 63% of all Internet traffic by 2017, driving higher bandwidth requirements throughout the video ecosystem.

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The study predicts that mobile video will increase 14-fold between 2013 and 2018 and account over two-thirds of the world’s mobile data traffic and that there will be over 10 billion mobile-connected devices by 2018.

•	Sports are becoming a critical driver of the need for video quality as the real time nature and fast motion of sports content is especially in need of improvement.

•	A study of 2014 World Cup soccer fans by Openwave Mobility noted that video quality was one of the main impediments to increased mobile video consumption.

•	As mobile screens become the 1st screen consumers watch, the same focus on video quality that has been applied to large screen projection and TV applications is now being brought to mobile screens.

•	Mobile displays suffer from the same problems as large screens as higher resolution magnifies video quality issues, diminishing the consumer experience.

•	With the increase of resolutions and media consumption growing across all screens, users are demanding the best visual experience for their content, regardless of the screen they're viewing it on.

•	In fact, we just released the first in a series of white papers that examine the dynamics of how individuals perceive high resolution on video displays.

•	The first paper in the series “High Resolution Displays and Moving Images” is now available on the Company’s website, www.pixelworks.com.

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This white paper series is a compilation of independent research conducted by Pixelworks, as well as third party research and articles that collectively advance the knowledge of how high resolution is perceived.

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Also this quarter, Pixelworks will be speaking at the DisplaySearch Emerging Display Technologies Conference on August 5, in San Jose, CA, where we will explore the benefits of high resolution screens, and how to achieve optimal performance to provide a satisfying, high quality video viewing experience.

Pixelworks Value and Expertise

•	We are just at the beginning of a multi-year trend of increasing display sizes, resolutions, and video consumption across all screens.

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Pixelworks has a long history of delivering innovative video processing solutions for large screens, and we have now brought that expertise and innovation to mobile screens as well, building on a 15 year legacy in video and a portfolio of over 120 issued patents, our latest technology represents the culmination of over a decade of video processing innovation.

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As one of the last independent companies solely focused on video quality, we are continuing to drive an aggressive technology road map, especially for low power applications and continue to see increasing demand for video processing technology and licensing opportunities for all of our technology.

Large Screen Applications - Projected and Panel

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For projected and panel large screen display applications we continued to ship volume production of the PA168 during the quarter, which includes our patented halo free technology, and tackles the most demanding video quality problems in UHD TVs and monitors.

•	During the quarter we began shipping the mass production version of the advanced SOC for large screen applications we developed under our co-development partnership.

•	This is a significant milestone on this project and we expect to ramp production in the second half of 2014 and beyond.

•
At Infocomm in Las Vegas in June, we demoed our latest VueMagic™ hardware and software solutions that transform how presenters engage with their audience and increase collaborative sharing of information in business and educational environments.

•	VueMagic software provides wireless connectivity for mobile devices to Topaz based projectors and adds features such as live video as well as advanced content sharing capabilities.

•	We also introduced VueMagic™ Mate, which is a small Topaz based dongle that transforms any display into a connected collaborative environment by enabling the features of VueMagicTM software.

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This product expands the market opportunity for Topaz to address the entire installed base of non-Topaz projectors as well as extending our opportunity to large screen panel displays used in business conference rooms and digital signage applications.

•	Using the VueMagic™ app on mobile devices, multiple users can project information on a shared display, highlight key points or add additional information.

•	VueMagic™ works over WiFi on smartphones, tablets, PCs and UltrabooksTM and gives presenters the ability to interactively engage as a team.

•	We have an exciting roadmap of features and capabilities coming in 2014 for VueMagicTM that will continue to enhance and expand the Topaz platform and provide value to our customers.

Closing Summary

•	In closing, Q2 continued the strong start to 2014 with overall revenues up 59% year over year driven by product revenues that were up 42% sequentially, and bookings at their highest level since 2009.

•	At Computex in June, we introduced and delivered silicon samples of our first device in our Iris family of mobile video processors.

•	During the quarter, we began shipping the mass production version of the advanced SOC for large screen applications we developed under our co-development partnership.

•	We introduced exciting VueMagicTM software and VueMagicTM Mate that extends our market opportunity for our Topaz Platform.

•	And finally, we strengthened our Board of Directors with the addition of David Tupman who has a long track record of success in mobile products and brings a unique customer perspective to Pixelworks.

•	Now, I’d now like to turn the call over to Steve to review the financial results of the quarter.

Steven Moore, CFO

Thank you, Bruce.

Revenue for the second quarter of 2014 was $15.2 million, up 12% sequentially and up nearly 59% year-over-year. The increase in revenue during the quarter was driven by strong chip sales, particularly for the projector market.

The split of our second quarter chip revenue by market was:
74% digital projection,
26% TV and panel

Digital projection revenue was $11.1 million in the second quarter, compared to $7.3 million in the prior quarter, as new products began to ramp in-line with previous expectations.

Revenue from TV and panel, which also includes Ultra HD Monitors, totaled $4 million in the second quarter, compared to $3.3 million in the prior quarter.

Licensing revenue was approximately $100,000 in the second quarter, compared to approximately $2.9 million during the prior quarter.

Non-GAAP gross profit margin was 51.0% in the second quarter, compared to 60.1% in the prior quarter. The sequential decline in gross margin was primarily a result of a higher percentage of chip revenue in the quarter.

Non-GAAP operating expenses were $8.7 million in the second quarter, compared to $8.8 million in the prior quarter.

Adjusted EBITDA was a positive $182,000 for the second quarter, compared to a positive $464,000 in the prior quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $1.5 million, or loss of 6 cents per share, in the second quarter of 2014. This compares with non-GAAP net loss of $786,000, or loss of 4 cents per share, in the prior quarter.

Moving to the balance sheet, we ended the second quarter with cash and cash equivalents of approximately $20.9 million, compared to $21.9 million at the end of the first quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit.

Other balance sheet metrics include day’s sales outstanding of 24 days at quarter-end, compared to 29 days at the end of the first quarter, and inventory turns during the second quarter remained in-line with the previous quarter at approximately 12 times.

Guidance

Looking ahead to the third quarter of 2014, we expect revenue to increase to a range of $16 to $18 million, driven by a continued increase in chip sales.

We expect gross profit margin for the quarter to range between 49% to 52% on a non-GAAP basis and 48% to 51% on a GAAP basis.

In terms of operating expenses, we expect the third quarter to range between $9 and $10 million on a non-GAAP basis, and $10 to $11 million on a GAAP basis.

And finally, we expect a non-GAAP third quarter net income of between breakeven and 11 cents loss per share; and we expect a GAAP net loss of between 5 cents and 16 cents per share.

That concludes my comments. We will now open the call for your questions.